SECURED DIGITAL EXPECTS REVENUE TO GROW
                            BY 18% IN SECOND QUARTER;
               CHAIRMAN ANNOUNCES PLANS TO RETIRE PREFERRED ISSUE


NEW YORK - July 20, 2005. Secured Digital Applications, Inc. (OTCBB:SDGL) today released its preliminary revenue forecast for the second quarter of 2005 of $7.6 million, an increase of 18 percent over the first quarter of 2005. The company also announced that CEO and Chairman Patrick Lim has informed the board of his intention to convert 100,000 shares of the company's Series A preferred stock into common in order to reduce dividend payments and improve net income to shareholders.

The company's revenue forecast is a 48 percent increase over the second quarter of 2004. For the six months ended June 30, 2005, the company's revenue is estimated at $14 million, an increase of 47 percent over the comparable period in 2004. The Company is scheduled to report its official results before August 14.

Income from continuing operations was forecast at $184,000 for the second quarter and $351,000 for the first six months. The company said that it had accrued $175,000 for the payment of dividends to preferred stockholders, including Lim. Net income to shareholders is expected to be $9,000.

"The company continues to see very satisfying increases in revenue from its diversified lines of business," Lim said. "Management believes that our growth is due to the strategic alignment of our operating companies and the efforts of our employees."

Lim also announced that he has informed the board of directors of his intention to exercise his right to convert 100,000 of Series A Preferred into 8 million shares of common stock. The preferred issue bears a dividend of $2.20 per share.

Lim stated that he was exercising his right to convert in order to reduce the charge to net income caused by the dividend payment, which is payable in cash or common stock at Lim's election.

"Although the company is growing very well, the net income to shareholders has lagged behind, in part as a result of interest on an outstanding note and dividend payments to preferred shareholders," Lim said. "The board has committed itself to the strategic priority of reducing interest and dividend costs and this is my contribution to that effort."

About Secured Digital Applications:

Secured Digital Applications, Inc. and its subsidiaries are involved in the development of practical applications for digital technology in home and industry. The SDGL companies include businesses that focus on the integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems; and development of Web based interactive multimedia content; systems integration, servicing of computers, the sale of the EyStar SmartHome Management System, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

Safe Harbor Statement:

Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.


Contact:

Valerie Looi/Jay McDaniel
Secured Digital Applications, Inc.
Phone: 011 (603) 7955 4582/(201) 399-4346

e-mail: valerie.looi@digitalapps.net